Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:                      William J. Wagner, President and Chief Executive Officer (814) 726.2140
      William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726.2140

NORTHWEST BANCSHARES, INC. AUTHORIZES THE REPURCHASE OF UP TO 10% OF ITS OUTSTANDING COMMON STOCK

WARREN, PENNSYLVANIA November 8, 2010

Northwest Bancshares, Inc. (NasdaqGS:  NWBI) announced today that the Company’s Board of Directors authorized the repurchase of up to 10%, or approximately 11,000,000, of the Company’s outstanding shares of common stock.  Repurchases may commence no earlier than December 18, 2010 in accordance with the Office of Thrift Supervision’s approval of Northwest’s second-step conversion which stipulated that no share repurchases could occur for a one-year period.  The stock repurchase program may be carried out through open market purchases, block trades, negotiated private transactions and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Any repurchased shares will be held as authorized but unissued shares and will be available for general corporate purposes.

President and Chief Executive Officer William J. Wagner stated, “The repurchase of common shares when permitted by regulation and during periods of favorable market conditions continues to be an integral part of our capital management program.  With our tangible common equity ratio over 14% and our stock trading at a low multiple of tangible book value, we believe shareholder value can be enhanced through a share repurchase program.”

A full-service financial institution with assets of approximately $8.1 billion, Northwest Bancshares, Inc. is the parent company of Northwest Savings Bank, which serves its customers in Pennsylvania, New York, Maryland, Ohio and Florida with a network of 171 community banking offices.

Forward-Looking Statements - This press release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) increased regulatory scrutiny and/or restrictions on Northwest Savings Bank; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.  Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.